Exhibit 10(e)
Amendment to Supplemental 401(k) Plan (the “Plan”)
Effective August 4, 2006, to reflect the two-for-one stock split in the form of a 100 percent stock dividend on the Company’s common stock distributed August 11, 2006, to holders of record on August 4, 2006, the first and second sentences of Section 12 of the Plan were amended to read:
“As of December 31, 2003, 2,742,974 shares of Company common stock were credited to Plan Accounts (as adjusted to reflect the August 11, 2006 two-for-one stock split). On and after January 1, 2004, no more than an additional 4,000,000 shares of Company common stock (as adjusted for the August 11, 2006 two-for-one stock split) may be credited to Plan Accounts, except that any share credits to a Plan Account which are forfeited pursuant to Section 15 may again be credited under the Plan.”